ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of August 1, 2026, by and among Putnam Investment Management, LLC (“PIM”), The Putnam Advisory Company, LLC (“PAC”) and Templeton Asset Management Limited (“TAML”), each an indirect, wholly-owned subsidiary of Franklin Resources, Inc.

WHEREAS, PIM is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment advisory clients;

WHEREAS, PAC is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and its Singapore branch is authorized in accordance with applicable law to provide discretionary investment advice and management in Singapore;

WHEREAS, TAML is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is authorized in accordance with applicable law to provide discretionary investment advice and management in Singapore;

WHEREAS, PIM has engaged PAC to provide discretionary investment management services from time to time from PAC’s office in Singapore with respect to all or a portion of the assets of the Putnam funds listed on Schedule A hereto (the “Funds”) pursuant to an Amended and Restated Sub-Advisory Contract dated as of November 1, 2024, between PIM and PAC (the “Sub-Advisory Contract”);

WHEREAS, PAC, effective August 1, 2026 (the “Effective Date”), has transferred to TAML all of its personnel (including all portfolio managers and research analysts), and on or immediately prior to the Effective Date, all of its assets, and liabilities related to its Singapore branch investment management business (the “Transfer”);

WHEREAS, although PAC does not provide any investment sub-advisory services as of the date hereof to certain of the Funds listed on Schedule A hereto, PIM desires that PAC assign the Sub-Advisory Contract to TAML pursuant to this Assignment and Assumption Agreement in order to facilitate PIM’s potential future allocation of assets to TAML with respect to one or more of the Funds listed on Schedule A;

WHEREAS, the Transfer and the assignment of the Sub-Advisory Contract to TAML pursuant to this Assignment and Assumption Agreement will not result in a change of control or management, and thus will not constitute an “assignment” of the Sub-Advisory Contract under the Investment Company Act of 1940, as amended; and

WHEREAS, the Board of Trustees of the Funds, including a majority of the Trustees of the Funds present in person that were not interested persons of the Funds, PIM, PAC, or TAML, approved a form of this Assignment and Assumption Agreement at a meeting held on May 21, 2026.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

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1. The Sub-Advisory Contract in effect between PIM and PAC with respect to the Funds listed on Schedule A is hereby assumed in its entirety by TAML, except that all references to PAC shall be replaced with references to TAML (the “Transferred Contract”).

2. TAML agrees to perform and be bound by all of the terms of the Transferred Contract and the obligations and duties of PAC thereunder.

3. The Transferred Contract shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

PUTNAM INVESTMENT MANAGEMENT, LLC

By:
Name:	R. Shepherd Perkins
Title:	President

ACKNOWLEDGED:	ACKNOWLEDGED:

THE PUTNAM ADVISORY COMPANY, LLC	TEMPLETON ASSET MANAGEMENT LTD.

By:	By:
Name: James F. Clark	Name:	John Goh
Title: Chief Compliance Officer	Title:	Chief Compliance Officer

Schedule A

Putnam Emerging Markets Equity Fund

Putnam Focused Equity Fund

Putnam Focused International Equity Fund

Putnam Global Health Care Fund

Putnam Global Technology Fund

Putnam International Small Cap Fund

Putnam International Equity Fund

Putnam International Value Fund

Putnam VT Emerging Markets Equity Fund

Putnam VT Focused International Equity Fund

Putnam VT Global Health Care Fund

Putnam VT International Equity Fund

Putnam VT International Value Fund